Exhibit 99.1

CERUS REPORTS PHASE III RESULTS FOR THE INTERCEPT PLASMA SYSTEM

Efficacy endpoints met; analysis continues

CONCORD, CA., May 19, 2004 - Cerus Corporation (Nasdaq:  CERS) today reported the results of its U.S. Phase IIIc clinical trial of the INTERCEPT Blood System for plasma, which is being developed to protect against transmission of infectious diseases through plasma transfusions.  The primary and secondary efficacy endpoints of the trial for therapeutic plasma exchange were met, comparing the effectiveness of plasma treated with the INTERCEPT Blood System to conventional (control) plasma.

This multicenter, randomized, double-blind, controlled, Phase IIIc trial included 35 patients diagnosed with thrombotic thrombocytopenic purpura (TTP), a rare, multisystem disorder.  Patients diagnosed with TTP have a high mortality rate without repeated plasma exchange.  The primary endpoint of the trial, comparing the proportion of patients in the test and control groups achieving remission within 30 days after the first therapeutic plasma exchange, was met (82% treated vs. 89% control groups).  All secondary efficacy endpoints, comparing time to first remission, relapse rates and plasma exchange volume, were met.

On safety indices, the study showed no statistically significant differences in overall adverse events, including serious adverse events and mortality rates, between the two patient groups.  Preliminary analysis of adverse events by body system class indicated a statistically significantly greater number of cardiac disorders in the group receiving the treated plasma than in the control group.  In all but one patient, the events were non-serious, and these patients continued therapy without interruption and achieved remission.  Certain other adverse events were more prevalent in the test group and are being further evaluated.  In the category of injury and procedural complications, there was a statistically significantly greater number of adverse events in the control group than in the group receiving treated plasma.

During the study, clinical investigators subjectively evaluated each adverse event in a blinded manner to assess whether it was potentially related to the study product.  In those assessments, the group receiving the test product had a statistically greater number of overall related adverse events than the control group.  There were no statistical differences in frequency of related serious adverse events reported.

“We are pleased that our product met the efficacy endpoints for treatment of thrombotic thrombocytopenic purpura,” stated Laurence Corash, M.D., the company’s chief medical officer.  “We are encouraged by these efficacy results and are cautious about drawing conclusions at this time from the statistical differences in selected safety endpoints, due to the underlying complex medical conditions in these patients.  We will continue our analyses to better understand these data.”

This is the last of three planned Phase III clinical studies conducted to evaluate safety and efficacy for the INTERCEPT Blood System for plasma.  These studies were designed to evaluate the product for each major medical indication for plasma.  In the company’s Phase IIIa and IIIb studies, which together involved over 155 patients with congenital and acquired clotting deficiencies, the efficacy endpoints were met and no statistical differences were observed in frequency of adverse events.  The results of those studies have been previously reported.

The company is currently evaluating strategy and timing for potential submissions to regulatory agencies, including consideration of the results of the study announced today.

ABOUT CERUS

Cerus Corporation is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs.  Cerus’ most advanced program is the INTERCEPT Blood System, designed to enhance the safety of the world’s blood supply by inactivating viruses, bacteria, other pathogens and white blood cells.  The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology for controlling biological replication.  The Concord, California-based company is also pursuing a novel therapeutic vaccine platform to harness the power of the immune system against cancer and infectious disease.  Cerus is collaborating with MedImmune, Inc. to co-develop and commercialize a therapeutic vaccine designed to target antigens expressed in breast, prostate and colon cancer, as well as metastatic melanoma.

Helinx is a trademark of Cerus Corporation

Intercept and Intercept Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy and safety of products, further data analyses, potential regulatory filings, product development and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, uncertainty of the outcome of further data analyses and of the acceptability of any data analyses to regulatory authorities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

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